Exhibit 10.1

CONFIDENTIAL RETIREMENT AGREEMENT AND RELEASE

This Confidential Retirement Agreement and Release (the “Agreement”) is entered into between Kenneth Winemaster (“Winemaster”) and Power Solutions International, Inc. (the “Company”). This Agreement will be effective upon expiration of the revocation period provided in Section 11 of this Agreement (the “Effective Date”).

BACKGROUND

1. Winemaster currently serves as the Executive Vice President of the Company and is a co-founder of the Company.

2. Winemaster desires to retire from his position as Executive Vice President and desires to retire from full time employment.

3. Winemaster and PSI enter into the following Agreement to (a) provide Winemaster with the benefits described below in recognition of his 36 years of contribution and service to the Company, (b) provide an orderly transition of Winemaster’s responsibilities and keep access to Winemaster’s cooperation regarding Company operations and strategy, (c) avoid any disputes between them relating to or arising from Winemaster’s employment by the Company or his resignation of employment; and (d) facilitate the Company’s desire to have control over the timing of Winemaster’s resignation of employment and the Company’s announcement of his retirement.

AGREEMENT

1. Retirement of Employment. Winemaster will voluntarily resign his employment effective December 31, 2021 (the “Retirement Date”). Winemaster’s retirement will be announced at a mutually agreed time, and in a mutually agreed manner, by a statement prepared by the Company and approved by Winemaster. The Company will continue to employ Winemaster through the Retirement Date and will continue to provide Winemaster with all compensation and benefits set forth in Paragraph 4 of his Employment Agreement dated September 21, 2017 (“Employment Agreement”) and shall not terminate his employment for any reason prior to the Retirement Date.

2. Retirement Benefits. In consideration for this Agreement, the Company will provide the following benefits to Winemaster:

A. The Company will pay Winemaster severance payments in the total amount of $337,000, less applicable withholdings. Payments of the amount of $337,000 shall be payable in twelve monthly installments of $28,083.33 payable by the first day of each month in the months of January 2022 through December 2022. At such time as Company executives are reimbursed for the 10% reduction in salary instituted July 1 of 2021, but no later than July 1, 2022, the company shall pay Winemaster $16,737, less applicable withholdings, representing the payback of the 10% reduction in salary for Winemaster from July through December 2021.

B. On January 1, 2023 the Company will pay Winemaster $32,500 under the 2019 Long Term Incentive (LTI) plan, as long as paid to other executive LTI participants for the 2021 LTI plan year as full and complete payment under the LTI plan.

C. The Company will maintain Winemaster’s United Airlines Mileage Plus Global Service status throughout the current term and for one additional term, to the extent the Company continues to participate in the United Airlines miles program.

D. If Winemaster timely elects COBRA health insurance continuation coverage, the Company will pay a proportional share of the premiums owed by Winemaster as if Winemaster were still employed by the Company for a period of thirteen months. Winemaster will be responsible for submitting all notices and forms required to elect COBRA.

Winemaster acknowledges and agrees that he is responsible for the employee’s share of any and all tax liability, if any, arising from the Retirement Benefits provided in Paragraph 2.

3. Indemnification. The Company agrees that the Indemnification Agreement between Winemaster and the Company dated January 20, 2014 and any duly executed amendments thereto (“Indemnification Agreement”) remains in full force and effect. A true and accurate copy of the Indemnification Agreement is attached hereto as Exhibit A and is fully incorporated by reference.

4. Release. In exchange for the consideration specified in this Agreement, except for claims specifically exempted from the terms of this Release under the Agreement, Winemaster, on behalf of himself and his heirs, legatees, personal representatives and assigns, releases and discharges the Company, the Company affilliates, and each of their respective officers, directors, members, managers, partners and shareholders, (collectively, the “Released Parties”) from any and all claims and causes of action, whether known or unknown, that Winemaster has, had or may have against them, related in any way to his employment with the Company or separation of employment, including any and all claims under the Employment Agreement. This release specifically includes, but is in no way limited to, (i) all claims arising from or relating in any way to Winemaster’s employment with the Company or his separation from employment with the Company; (ii) all claims under Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. §§ 2000e et seq.; the Civil Rights Acts of 1866 and 1871 as amended, 42 U.S.C. § 1981; the Age Discrimination in Employment Act of 1967 as amended, 29 U.S.C. §§ 621 et. seq.; the Americans With Disabilities Act of 1990, 42 U.S.C. §§ 12101 et seq., as amended; the Equal Pay Act, 29 U.S.C. § 29 U.S.C. § 206(d); the Family and Medical Leave Act of 1993, 29 U.S.C. §§ 2601 et seq., as amended; the Employee Retirement Income Security Act of 1973 as amended, 29 U.S.C. §§ 1001 et seq.; the Occupational Safety and Health Act of 1970 as amended, 29 U.S.C. §§ 651 et seq.; the Illinois Human Rights Act, 765 ILCS 5/1-101 et seq., the Illinois Whistleblower Act, 740 ILCS 174/1 et seq., or any provision of Chapter 820 of the Illinois Compiled Statutes; and (iv) any other claims or causes of action that Winemaster has, had, or may have had under any federal, state, or local statute, regulation, ordinance, or the common law. Winemaster waives any right to receive any monetary or other benefit because of any charge, claim, lawsuit, or administrative proceeding based upon any claim released in this Agreement. This release does not apply to claims for workers’ compensation benefits or other claims that cannot be released under applicable law. For avoidance of doubt, this Release shall not act to preclude Winemaster from asserting any rights or claims as a Shareholder of the Company and shall not release any claims or modify any rights available to Winemaster under the Indemnification Agreement. Nothing in this Agreement limits Winemaster’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor

Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state, or local government agency or commission (“Government Agencies”), but Winemaster waives his right to recover damages from PSI should any agency pursue a claim on his behalf. Winemaster further understands that this Agreement does not limit his ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency. Nothing in this Agreement is intended to prevent, impede or interfere with Winemaster providing truthful testimony and information in the course of an investigation authorized by law and conducted by any Government Agencies.

5. Cooperation. Winemaster agrees to make himself reasonably available to assist in any transition related duties as requested by the Company. Winemaster also agrees to provide reasonable assistance to the Company and the Company’s attorneys upon request in connection with any, strategy or industry issues that Winemaster has been working on and as to which Winemaster has special knowledge, relating to matters within the scope of his employment by the Company, and the Company agrees to reimburse him for time incurred on such assistance at the rate of $250/hour, consistent with the per diem provision in his Employment Agreement. Winemaster agrees to cooperate with the Company on all reasonable requests. Winemaster agrees that he will be responsible for any and all tax liability, if any, arising from the payments received under this Paragraph 5. The scope and timing of such projects and assistance shall be mutually agreed upon in advance by Winemaster and the Company to the extent practicable. This provision is intended to modify Section 8(b) of the Employment Agreement to remove the 18-month time limitation and to specify the per diem rate to be paid Winemaster. The remainder of Section 8(b) is incorporated herein by reference and is considered part of this Agreement. Winemaster understands that nothing in this Agreement prevents or is intended to discourage him from speaking to or cooperating with the government in the ongoing investigations.

The Company will cooperate and reasonably assist Winemaster to remove legend restrictions on Winemaster’s Company stock (PSIX) in a timely manner and as reasonably requested by Winemaster.

6. Expenses. Winemaster agrees to disclose and reimburse PSI for any amounts PSI paid for airline tickets or credits that remain unused no later than April 30, 2022. Winemaster shall submit documentation for any outstanding Business Expenses under Section 4(e) of the Employment Agreement no later than April 30, 2022. For the avoidance of doubt, nothing in this Paragraph 6 is intended to interfere with or affect the parties’ respective rights and obligations under the Indemnification Agreement.

7. Post-Employment Covenants Winemaster agrees that the provisions of Sections 6, 7 and 8 of his Employment Agreement remain enforceable and are not superseded by this Agreement. For the avoidance of doubt, Section 6 (a) of Winemaster’s employment agreement (Confidential Information) does not prohibit Winemaster from providing non-privileged information to a government agency, regulatory body or self-regulatory organization investigating a matter related to his employment with the Company, and Winemaster is not required to provide notice to the Company, or obtain approval from the Company, prior to providing such information to the government agency, regulatory body or self-regulatory organization. Nothing in this Agreement is intended to limit or interfere with Winemaster’s ability to effectively defend himself in connection with any investigation by a government agency, regulatory body or self-regulatory organization.

8. Confidentiality. The Company and Winemaster will keep the fact and terms of this Agreement confidential and will not discuss or disclose these matters with or to any third person other than Winemaster’s attorneys and tax or financial advisors, except as required by law. Winemaster and the Company will advise any such person to whom such information is disclosed that the information is confidential and may not be disclosed except as provided herein. This Section does not preclude the Company or Winemaster from disclosing this Agreement or information about this Agreement to a court or government agency as part of a legal proceeding or investigation, provided that any such disclosure, submission, or filing is made under seal and on a confidential basis to the maximum extent allowed by law.

9. Non-Disparagement. Except as provided in the next sentence, Winemaster and the Company hereby agree not to make any statement at any time, in the present or future, to any person or entity which if publicized, would cause the other party humiliation or embarrassment, or would cause the public to question his integrity, competence or good character. For the avoidance of doubt, nothing in this Agreement in any way precludes or interferes with, or is intended to preclude or interfere with Winemaster or the Company or their agents from providing testimony or information as part of a legal proceeding or investigation or making any statements to any government enforcement or regulatory agency.

10. Knowing and Voluntary Waiver of Age Claims. Winemaster acknowledges that:

A. He has been given a period of at least 21 days after being presented with this Agreement in which to consider whether to sign it, and has an adequate opportunity to review this Agreement and obtain any legal advice necessary to fully understand its terms;

B. He has read and understands this Agreement;

C. He is waiving any and all claims against the Company under the Age Discrimination in Employment Act arising up to the date on which he signs this Agreement; and

D. He has been advised that he may consult with an attorney of his choice before executing this Agreement.

11. Revocation. Winemaster may revoke this Agreement within seven calendar days after signing it. The revocation will be effective only if written notice is received by the Company before the eighth calendar day after Winemaster signs this Agreement. The Company’s obligations under this Agreement will not take effect unless the time for Winemaster to revoke this Agreement has expired and Winemaster has not revoked the Agreement.

12. Notice. Any notice provided for in this Agreement must be in writing and sent to the recipients at the address indicated below:

If to Winemaster:	Kenneth Winemaster
KWinemaster@gmail.com
If to the Company:	Power Solutions International, Inc.
201 Mittel Drive
Wood Dale, Il 60191
Attn: William Buzogany
wbuzogany@pslengines.com

or such other address or to the attention of such other person as the recipient party shall have specified by prior written notice to the sending party. Any notice under this Agreement shall be deemed to have been duly given or made as follows: (a) if sent by registered or certified mail in the United States, return receipt requested, upon actual receipt; (b) if sent by reputable overnight air courier (such as DHL or Federal Express), two business days after being so sent; or (c) if by electronic mail or otherwise actually personally delivered, when so delivered.

13. Taxes and Deductions. All payments provided for in this Agreement will be subject to payroll tax withholding and deductions to the extent required by law. Each party will report, as may be required by law for income tax purposes, its respective payment and receipt of the payments provided for in this Agreement and will bear its respective tax liabilities, if any, arising from this Agreement.

14. No Admission of Wrongdoing. Nothing in this Agreement constitutes an implication or admission of wrongdoing by Winemaster or the Company.

15. Section 409A.

A. The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively “Section 409A”) including the exceptions thereto and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith, and any payments hereunder shall be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A. The company shall be entitled to amend this Agreement to comply and/or clarify a payment’s compliance with Section 409A (or an exemption therefrom), provided, however, to the extent that any provision hereof is modified, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company of the applicable provision without violating the provisions of Section 409A. Notwithstanding anything in the Agreement to the contrary, in no event whatsoever shall the Company be liable for any tax, interest or penalty that may be imposed on Winemaster under Section 409A or any damages for failing to comply with Section 409A.

B. Notwithstanding anything in this Agreement to the contrary, if any payment or benefit provided to Winemaster in connection with his retirement and separation of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and Winemaster is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on Winemaster’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid (without interest) to Winemaster in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

C. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following: (a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year; (b) any reimbursement of an eligible expense shall be paid to Winemaster on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

16. Entire Agreement. This Agreement sets forth the entire agreement of the Parties and supersedes all prior and contemporaneous agreements and understandings between the Parties, including but not limited to the Employment Agreement, except as otherwise explicitly stated herein.

17. Choice of Law. This Agreement is to be construed in accordance with the laws of the State of Illinois, without regard to conflict of law principles.

18. Modification of this Agreement. This Agreement may not be amended or modified except in a writing signed by the Party against whom the amendment or modification is to be enforced.

19. Execution in Counterparts. This Agreement may be signed in counterparts, which together will form the original.

20. Severability. Nothing in this Agreement is to be construed as waiving rights that cannot be waived under applicable law, or as barring either Party from providing information or truthful testimony when required to do so under applicable law. Should any portion of this Agreement be ruled unenforceable by a court of competent jurisdiction, the remainder of this Agreement and the releases and covenant not to sue contained herein will remain in full force and effect as to any and all other claims.

Accepted and Agreed To By:

KENNETH WINEMASTER	POWER SOLUTIONS INTERNATIONAL, INC.

/s/ Kenneth Winemaster	By:	/s/ Lance Arnett
Date: 12/14/2021		Title: Chief Executive Officer
Date: 12/14/2021